Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 11, 2024, with respect to the consolidated financial statements and internal control over financial reporting of Assertio Holdings, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2023, which are incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference of said reports in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Chicago, Illinois

March 11th, 2024